Exhibit 99.1

21 January 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE COMPLETES SALE OF AVON LOAN PORTFOLIO FOR £100.3 MILLION

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has completed the disposal of the underlying collateral to the Avon loan portfolio to a UK infrastructure fund for a total consideration of £100.3 million, reflecting an exit yield of 6.5%. Net cash proceeds to KWE amount to £99.1 million.
The Avon loan portfolio was acquired on June 2014 for £93.5 million, reflecting a yield on cost of 7.3%. The portfolio comprises five fire control centres totalling 114,900 sq ft that are leased to the UK Government. The properties are located on business parks across England (Cambridge, Castle Donington, Durham, Wakefield and Wolverhampton).
The leases benefit from five-yearly rent reviews with fixed indexation of 2.5% per annum and a WAULT of 15.1 years.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“The sale of this non-core portfolio is a great example of our debt and asset management professionals working together to improve the security of income by amending the covenant strength, thereby growing the portfolio value. We resolved the loan by selling the underlying real estate where the leases are materially over rented and we anticipate limited future growth prospects.
“The Avon portfolio has delivered robust unlevered returns to the Company with 15.3% return on cost and 10.0% unlevered IRR; both ahead of business plan targets and timing. The sale forms an important part of our £300 million non-core disposal programme which remains on track. A further update will be provided at our full year results on 26 February 2016.”
EY Real Estate Corporate Finance and CBRE advised KWE.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com